Exhibit 14

AMENDED AND RESTATED JUNE 18, 2025

LSI INDUSTRIES INC.

CODE OF ETHICS AND CONDUCT

1.            Policy Statement

The Nasdaq Stock Market rules and the rules and regulations promulgated under the Sarbanes- Oxley Act require that LSI Industries Inc. and all of its subsidiary companies, including, but not limited to JSI Store Fixtures Inc., EMI Industries, LLC, and Canada’s Best Holdings (collectively, the “Company,” “LSI” or “we”) provide a code of business conduct for all of our directors, officers and employees (the “Code”). LSI is committed to being a good corporate citizen. Our policy is to conduct business affairs honestly and in an ethical manner. This Code applies to all of LSI’s directors, officers, employees and agents (including consultants), in all locations, and LSI expects all of such persons to meet the standards set forth in this Code. That goal cannot be achieved unless you individually accept your responsibility to promote integrity and demonstrate the highest level of ethical conduct in all of your activities. Activities that may call into question the Company’s reputation or integrity should be avoided. We understand that not every situation is black and white. The key to compliance with the Code is exercising good judgment.

Managers set an example for other employees and are often responsible for directing the actions of others. Every manager and supervisor is expected to take necessary actions to ensure compliance with this Code, to provide guidance and assist employees in resolving questions concerning the Code and to permit employees to express any concerns regarding compliance with this Code. No one has the authority to order another employee to act in any manner that is contrary to this Code.

2.            Compliance with Laws and Regulations

LSI seeks to comply with both the letter and spirit of the laws and regulations in all countries in which it operates.

LSI is committed to full compliance with the laws and regulations of the cities, states and countries in which it operates. You must comply with all applicable laws, rules and regulations in performing your duties for the Company. Numerous federal, state and local laws and regulations define and establish obligations with which the Company, its employees and agents must comply. Under certain circumstances, local country law may establish requirements that differ from this Code. You are expected to comply with all local country laws in conducting the Company’s business. If you violate these laws or regulations in performing your duties for the Company, you not only risk individual indictment, prosecution and penalties, and civil actions and penalties, you also subject the Company to the same risks and penalties. If you violate these laws in performing your duties for the Company, you may be subject to immediate disciplinary action, including possible termination of your employment or affiliation with the Company. As explained below, you should always consult your manager or the Executive Vice President, Human Resources and General Counsel (“General Counsel”) with any questions about the legality of you or your colleagues’ conduct. For additional information regarding reporting suspected violations of this Code, please see Section 11 below.

3.            Full, Fair, Accurate, Timely and Understandable Disclosure

It is of paramount importance to LSI that all disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”), and in other public communications made by the Company is full, fair, accurate, timely and understandable. You must take all steps available to assist the Company in fulfilling these responsibilities consistent with your role within the Company. In particular, you are required to provide prompt and accurate answers to all inquiries made to you in connection with the Company’s preparation of its public reports and disclosure.

Any attempt to enter inaccurate or fraudulent information into the Company’s accounting system will not be tolerated and will result in disciplinary action, up to and including termination of employment.

4.            Financial Reporting Responsibilities

Senior Officers (which includes the CEO, CFO, General Counsel, Chief Accounting Officer and such other persons identified from time to time by the Audit Committee) each bear a special responsibility for promoting integrity throughout the Company. Furthermore, the Senior Officers have a responsibility to foster a culture throughout the Company as a whole that ensures the fair and timely reporting of the Company’s results of operations and financial condition and other financial information.

Because of this special role, the Senior Officers are bound by the following Senior Officer Code of Ethics, and by accepting the Code each agrees that he or she will:

Perform his or her duties in an honest and ethical manner.

●	Handle all actual or apparent conflicts of interest between his or her personal and professional relationships in an ethical manner.

●

Take all necessary actions to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications.

●	Comply with all applicable laws, rules and regulations of federal, state and local governments.

●	Proactively promote and be an example of ethical behavior in the work environment.

Senior Officers are bound by and subject to the Code of Ethical Conduct For Financial Matters which appears at the end of this document.

5.            Insider Trading

You should never trade securities on the basis of confidential information acquired through your employment or fiduciary relationship with LSI.

You are prohibited under both federal law and Company policy from purchasing or selling Company stock, directly or indirectly, on the basis of material non-public information concerning the Company. Any person possessing material non-public information about the Company must not engage in transactions involving Company securities until this information has been released to the public. Generally, material information is that which would be expected to affect the investment decisions of a reasonable investor or the market price of the stock. You must also refrain from trading in the stock of other publicly held companies, such as existing or potential customers or suppliers, on the basis of material confidential information obtained in the course of your employment or service as a director. It is also illegal to recommend a stock to (i.e., “tip”) someone else on the basis of such information. If you have a question concerning appropriateness or legality of a particular securities transaction, consult with the Company’s General Counsel. Officers, directors, employees and consultants of the Company are subject to additional responsibilities under the Company’s insider trading policy, a copy of which has been made available to each such person, and which can be obtained from the Company’s General Counsel.

6.            Harassment

You should feel safe in the workplace. LSI will not tolerate any harassment by or of its employees.

LSI does not tolerate unlawful harassment or any mistreatment by or of employees, officers, directors, guests, customers or partners in the workplace or in a work-related situation on the basis of sex, race, color, nationality, ethnic, social or national origin, ancestry, citizenship, religion (or belief, where applicable), age, physical or mental disability, medical condition, sexual orientation, gender identity, gender expression, political opinion, veteran status, marital status, genetic information or characteristics (or those of a family member), or any other category protected under applicable federal, state, or local law. If you suspect harassment, discrimination, or retaliation has occurred, you are encouraged, and managers are required, to promptly provide a written or oral complaint to the Company’s General Counsel or to our Whistleblower Hotline listed below.

7.            Conflicts of Interest and Corporate Opportunities

You must avoid any situation in which your personal interests conflict or even appear to conflict with the Company’s interests. You owe a duty to the Company not to compromise the Company’s legitimate interests and to advance such interests when the opportunity to do so arises in the course of your employment.

You shall perform your duties to the Company in an honest and ethical manner. You shall handle all actual or apparent conflicts of interest between your personal and professional relationships in an ethical manner.

You should avoid situations in which your personal, family or financial interests conflict or even appear to conflict with those of the Company. You may not engage in activities that compete with the Company or compromise its interests. You should not take for your own benefit business, investment or other opportunities discovered in the course of employment that you have reason to know would benefit the Company. The following are examples of actual or potential conflicts:

●	you, or a member of your family, receive improper personal benefits as a result of your position in the Company;

●	you use the Company’s property for your personal benefit;

●	you engage in activities that interfere with your loyalty to the Company or your ability to perform Company duties or responsibilities effectively;

●	you work simultaneously (whether as an employee or a consultant) for a customer, supplier or competitor;

●

you, or a member of your family, have a financial interest in a customer, supplier, or competitor which is significant enough to cause divided loyalty with the Company or the appearance of divided loyalty (the significance of a financial interest depends on many factors, such as size of investment in relation to your income, net worth and/or financial needs, your potential to influence decisions that could impact your interests, and the nature of the business or level of competition between the Company and the customer, supplier or competitor);

●

you, or a member of your family, acquire an interest in property (such as real estate, patent or other intellectual property rights or securities) in which you have reason to know the Company has, or might have, a legitimate interest;

●

you, or a member of your family, receive a loan or a guarantee of a loan from a customer, supplier or competitor (other than a loan from a financial institution made in the ordinary course of business and on an arm’s-length basis);

●	you divulge or use the Company’s confidential information - such as financial data, customer information, or computer programs - for your own personal or business purposes;

●

you make gifts or payments, or provide special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase, or take or forego other action, which is beneficial to the Company and which the customer, supplier or competitor would not otherwise have taken; or

●	you are given the right to buy stock in other companies or you receive cash or other payments in return for promoting the services of an advisor, such as an investment banker, to the Company.

Neither you, nor members of your immediate family, are permitted to solicit or accept valuable gifts, payments, special favors or other consideration from customers, suppliers or competitors. Any exchange of gifts must be conducted so that there is no appearance of impropriety. Gifts may be given only in compliance with the Foreign Corrupt Practices Act.

Conflicts are not always clear-cut. If you become aware of a conflict described above or any other conflict, potential conflict, or have a question as to a potential conflict, you should consult with your manager or the General Counsel, and/or follow the procedures described in Sections 11 and 12 of the Code. If you become involved in a situation that gives rise to an actual conflict, you must inform your supervisor or the General Counsel of the conflict.

8.            Confidentiality

All confidential information concerning the Company obtained by you is the property of the Company and must be protected.

Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. You must maintain the confidentiality of such information entrusted to you by the Company, its customers and its suppliers, except when disclosure is authorized by the Company or required by law.

Examples of confidential information include, but are not limited to: LSI’s trade secrets; business trends and projections; information about financial performance; new product or marketing plans; research and development ideas or information; manufacturing processes; information about potential acquisitions, divestitures and investments; stock splits, public or private securities offerings or changes in dividend policies or amounts; significant personnel changes; and existing or potential major contracts, orders, suppliers, customers or finance sources or the loss thereof.

Your obligation with respect to confidential information extends beyond the workplace. In that respect, it applies to communications with your family members and continues to apply even after your employment or director relationship with the Company terminates.

9.            Fair Dealing

Our goal is to conduct our business with integrity.

You should endeavor to deal honestly with LSI’s customers, suppliers, competitors, and employees. Under federal and state laws, LSI is prohibited from engaging in unfair methods of competition, and unfair or deceptive acts and practices. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing.

Employees, officers, directors and consultants are prohibited from taking any action to improperly influence, coerce, manipulate or mislead the Company’s internal or outside auditors or to prevent such persons from performing a diligent audit of the Company’s financial statements.

Employees, officers, directors and consultants are prohibited from taking any action to improperly influence, coerce, manipulate or mislead the Company’s internal or outside auditors or to prevent such persons from performing a diligent audit of the Company’s financial statements.

Examples of prohibited conduct include, but are not limited to:

●	bribery or payoffs to induce business or breaches of contracts by others;

●	acquiring a competitor’s trade secrets through bribery or theft;

●	making false, deceptive or disparaging claims or comparisons about competitors or their products or services; or

●	mislabeling products or services.

10.          Protection and Proper Use of Company Assets

You should endeavor to protect LSI’s assets and ensure their proper use.

Company assets, both tangible and intangible, are to be used only for legitimate business purposes of the Company and only by authorized employees or consultants. Intangible assets include intellectual property such as trade secrets, patents, trademarks and copyrights, business, marketing and service plans, engineering and manufacturing ideas, designs, databases, Company records, salary information, and any unpublished financial data and reports. Unauthorized alteration, destruction, use, disclosure or distribution of Company assets violates Company policy and this Code. Theft or waste of, or carelessness in using, these assets have a direct adverse impact on the Company’s operations and profitability and will not be tolerated.

The Company provides computers, voice mail, electronic mail (e-mail), and Internet access to certain employees for the purpose of achieving the Company’s business objectives. As a result, the Company has the right to access, reprint, publish, or retain any information created, sent or contained in any of the Company’s computers or e-mail systems of any Company machine. You may not use email, the Internet or voice mail for any illegal purpose or in any manner that is contrary to the Company’s policies or the standards embodied in this Code.

You should not make copies of, or resell or transfer copyrighted publications, including software, manuals, articles, books, and databases being used in the Company, that were created by another entity and licensed to the Company, unless you are authorized to do so under the applicable license agreement. In no event should you load or use, on any Company computer, any software, third party content or database without receiving the prior written permission of the Information Technology Department to do so. You must refrain from transferring any data or information to any Company computer other than for Company use. You may use a handheld computing device or mobile phone in connection with your work for the Company, but must not use such device or phone to access, load or transfer content, software or data in violation of any applicable law or regulation or without the permission of the owner of such content, software or data. If you should have any question as to what is permitted in this regard, please consult with the Company’s Information Technology Department.

11.          Reporting Violations of Company Policies and Receipt of Complaints Regarding Financial Reporting or Accounting Issues

You should report any violation or suspected violation of this Code to the appropriate LSI personnel or via our anonymous and confidential reporting procedures.

LSI’s efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code mandate that you promptly bring to the attention of the CFO, the General Counsel or, if appropriate, the Chair of the Audit Committee, any material transaction, relationship, act, failure to act, occurrence or practice that you believe, in good faith, is inconsistent with, in violation of, or reasonably could be expected to give rise to a violation of, this Code. You should report any suspected violations of the Company’s financial reporting obligations or any complaints or concerns about questionable accounting or auditing practices in accordance with the procedures set forth below.

Here are some approaches to handling your reporting obligations:

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In the event you believe a violation of the Code or a violation of applicable laws and/or governmental regulations has occurred, or you have observed or become aware of conduct which appears to be contrary to the Code, immediately report the situation to your supervisor, the General Counsel, or the Chair of the Audit Committee. Supervisors or managers who receive any report of a suspected violation must report the matter to the General Counsel.

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If you have or receive notice of a complaint or concern regarding the Company’s financial disclosure, accounting practices, internal accounting controls, auditing, or questionable accounting or auditing matters, you must immediately advise your supervisor, the CFO, the General Counsel or the Chair of the Audit Committee.

●	If you wish to report any such matters anonymously or confidentially, then you may do so as follows:

Mail a description of the suspected violation or other complaint or concern to:
LSI Industries Inc.
10000 Alliance Road
Cincinnati, Ohio 45242
Attention: Chief Financial Officer or General Counsel

or

o	Contact the Company’s Senior Vice President, Human Resources and General Counsel at (513) 372-3273.

or

o	Report the matter anonymously through the mechanisms established by the Company’s Whistleblowing Ethics Policy, as follows:

■	Through the Toll Free Hotline: 1-877-225-0471

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Use common sense and good judgment; Act in good faith. You are expected to become familiar with and to understand the requirements of the Code. If you become aware of a suspected violation, don’t try to investigate it or resolve it on your own. Prompt disclosure to the appropriate parties is vital to ensuring a thorough and timely investigation and resolution. The circumstances should be reviewed by appropriate personnel as promptly as possible, and delay may affect the results of any investigation. A violation of the Code, or of applicable laws and/or governmental regulations is a serious matter and could have legal implications. Allegations of such behavior are not taken lightly and should not be made to embarrass someone or put him or her in a false light. Reports of suspected violations should always be made in good faith.

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Internal investigation. When an alleged violation of the Code, applicable laws and/or governmental regulations is reported, LSI will take appropriate action in accordance with the compliance procedures outlined in Section 12 of the Code. You are expected to cooperate in internal investigations of alleged misconduct or violations of the Code or of applicable laws or regulations.

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No fear of retaliation. The Company strictly prohibits retaliation, discrimination or harassment of any kind by any Company officer, director, employee or agent against any person who provides truthful information to a Company or law enforcement official concerning a possible violation of any law, regulation or Company policy, including this Code. Persons who retaliate, discriminate or harass may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment. In cases in which you report a suspected violation in good faith and are not engaged in the questionable conduct, the Company will attempt to keep its discussions with you confidential to the extent reasonably possible. In the course of its investigation, the Company may find it necessary to share information with others on a “need to know” basis. No retaliation shall be taken against you for reporting alleged violations while acting in good faith.

12.          Compliance Procedures

The Company has established this Code as part of its overall policies and procedures. To the extent that other Company policies and procedures conflict with this Code, you should follow this Code. The Code applies to all Company directors and Company employees, including all officers, in all locations.

The Code is based on LSI’s core values, good business practices and applicable law. The existence of a Code, however, does not ensure that directors, officers and employees will comply with it or act in a legal and ethical manner. To achieve optimal legal and ethical behavior, the individuals subject to the Code must know and understand the Code as it applies to them and as it applies to others. You must champion the Code and assist others in knowing and understanding it.

●	Compliance. You are expected to become familiar with and understand the requirements of the Code. Most importantly, you must comply with it.

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CEO Responsibility. The Company’s CEO shall be responsible for ensuring that the Code is established and effectively communicated to all employees, officers and directors. Although the day-to-day compliance issues will be the responsibility of the Company’s managers and the General Counsel, the CEO has ultimate accountability with respect to the overall implementation of and successful compliance with the Code.

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Corporate Compliance Management. The General Counsel will act as the primary compliance officer for the Code. The General Counsel will, with the assistance and cooperation of the Company’s officers, directors and managers, foster an atmosphere where employees are comfortable in communicating and/or reporting concerns and possible Code violations. If the General Counsel is not available, the CFO shall serve as the Code’s compliance officer.

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Internal Reporting of Violations. The Company’s efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code, mandate that all employees, officers and directors of the Company report suspected violations in accordance with Section 11 of this Code.

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Screening of Employees. The Company shall exercise due diligence when hiring and promoting employees and, in particular, when conducting an employment search for a position involving the exercise of substantial discretionary authority, such as a member of the executive team, a senior management position or an employee with financial management responsibilities. The Company shall make reasonable inquiries into the background of each individual who is a candidate for such a position. All such inquiries shall be made in accordance with applicable law and good business practice.

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Access to the Code. The Company shall ensure that employees, consultants, officers and directors may access the Code on the Company’s website. In addition, each current employee will be provided with a copy of the Code. New employees will receive a copy of the Code as part of their new hire information. From time to time, the Company will sponsor employee training programs in which the Code and other Company policies and procedures will be discussed.

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Monitoring. The officers of the Company shall be responsible for reviewing the Code with all of the Company’s managers. In turn, the Company’s managers with supervisory responsibilities should review the Code with his/her direct reports. Managers are the “go to” persons for employee questions and concerns relating to the Code, especially in the event of a potential violation. Managers or supervisors will immediately report any violations or allegations of violations to the General Counsel. Managers will work with the General Counsel in assessing areas of concern, potential violations, any needs for enhancement of the Code or remedial actions to effect the Code’s policies and overall compliance with the Code and other related policies.

●	Auditing. An internal audit team selected by the Audit Committee will be responsible for auditing the Company’s compliance with the Code.

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Internal Investigation. When an alleged violation of the Code is reported, the Company shall take prompt and appropriate action in accordance with applicable law and regulations and otherwise consistent with good business practice. If the suspected violation appears to involve either a possible violation of law or an issue of significant corporate interest, or if the report involves a complaint or concern of any person, whether employee, a shareholder or other interested person regarding the Company’s financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to the Company’s accounting or auditing, then the manager or investigator should immediately notify the CFO or General Counsel, who, in turn, shall notify the CEO and/or Chair of the Audit Committee, as applicable. If a suspected violation involves any director or executive officer or if the suspected violation concerns any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls, any person who received such report should immediately report the alleged violation to the CFO, the General Counsel, and, if appropriate, the CEO, and, in every such case, the Chair of the Audit Committee. The CFO, General Counsel or the Chair of the Audit Committee, as applicable, shall assess the situation and determine the appropriate course of action. At a point in the process consistent with the need not to compromise the investigation, a person who is suspected of a violation shall be apprised of the alleged violation and shall have an opportunity to provide a response to the investigator.

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Disciplinary Actions. Subject to the following sentence, the General Counsel, after consultation with the CEO, shall be responsible for implementing the appropriate disciplinary action in accordance with the Company’s policies and procedures for any employee who is found to have violated the Code. If a violation has been reported to the Audit Committee or another committee of the Board, that Committee shall be responsible for determining appropriate disciplinary action. Any violation of applicable law or any deviation from the standards embodied in this Code will result in disciplinary action, up to and including termination of employment. Any employee engaged in the exercise of substantial discretionary authority, including any Senior Officer, who is found to have engaged in a violation of law or unethical conduct in connection with the performance of his or her duties for the Company, shall be removed from his or her position and not assigned to any other position involving the exercise of substantial discretionary authority. In addition to imposing discipline upon employees involved in non-compliant conduct, the Company also will impose discipline, as appropriate, upon an employee’s supervisor, if any, who directs or approves such employees’ improper actions, or is aware of those actions but does not act appropriately to correct them, and upon other individuals who fail to report known non-compliant conduct. In addition to imposing its own discipline, the Company will bring any violations of law to the attention of appropriate law enforcement personnel.

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Retention of Reports and Complaints. All reports and complaints made to or received by the CFO, General Counsel or the Chair of the Audit Committee shall be logged into a record maintained for this purpose by the General Counsel and this record of such report shall be retained for five (5) years.

●	Required Government Reporting. Whenever conduct occurs that requires a report to the government, the CFO and General Counsel shall be responsible for complying with such reporting requirements.

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Corrective Actions. Subject to the following sentence, in the event of a violation of the Code, the manager, the CFO and the General Counsel should assess the situation to determine whether the violation demonstrates a problem that requires remedial action as to Company policies and procedures. If a violation has been reported to the Audit Committee or another committee of the Board, that committee shall be responsible for determining appropriate remedial or corrective actions. Such corrective action may include providing revised public disclosure, retraining Company employees, modifying Company policies and procedures, improving monitoring of compliance under existing procedures and other action necessary to detect similar non-compliant conduct and prevent it from occurring in the future. Such corrective action shall be documented, as appropriate.

13.          Publication of the Code of Business Conduct and Ethics; Amendments and Waivers of the Code of Business Conduct and Ethics

The most current version of this Code will be posted and maintained on the Company’s website and posting of the Code will be disclosed in the Company’s Annual Report on Form 10-K. The Company’s Annual Report on Form 10-K, by reference to the Company's proxy statement, if permitted by SEC rules, shall disclose that substantive amendments and waivers with respect to officers will also be posted on the Company’s website.

Any substantive amendment or waiver of this Code (i.e., a material departure from the requirements of any provision) particularly applicable to or directed at executive officers or directors may be made only after approval by the Board of Directors after receiving a recommendation from the Nominating and Corporate Governance Committee and will be disclosed within four (4) business days of such action (a) on the Company’s website for a period of not less than twelve (12) months or (b) in a Form 8-K filed with the SEC (or such other means then required by listing standards of the Nasdaq or applicable law). Such disclosure shall include the reasons for any waiver. The Company shall maintain disclosure relating to such amendment or waiver on its website for at least twelve (12) months and shall retain the disclosure relating to any such amendment or waiver for not less than five (5) years.

CODE OF ETHICAL CONDUCT FOR FINANCIAL MANAGERS

Attached hereto and made a part of this Code of Business Conduct is a Code of Ethical Conduct for Financial Managers to be signed by all Financial Managers.

IMPORTANT

This Code and the policies described in it are not an employee contract. LSI does not create any contractual rights by issuing this Code or the policies. This Code does not limit the obligations of any employee under any existing non-compete, non-disclosure or other employment related agreements to which the employee is bound or LSI policies which cover the employee.

__________________________________
(Director or Officer)

___________
Date

LSI INDUSTRIES INC.

CODE OF ETHICAL CONDUCT FOR FINANCIAL MANAGERS

In my role as a finance manager of _____________________________________, I recognize that financial managers hold an important and elevated role in corporate governance. I am uniquely capable and empowered to ensure that stakeholders' interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which financial managers are expected to adhere and advocate. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the company, the public and other stakeholders.

I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct. To the best of my knowledge and ability:

1.	I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.	I provide information that is accurate, complete, objective, relevant, timely and understandable.

3.

I will ensure that all financial statements provided by me or my staff to colleagues in my company and to LSI Industries are prepared in compliance with U.S. GAAP (generally accepted accounting principles) and with policies and guidelines of LSI Industries.

4.	I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

5.	I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

6.

I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work remains confidential and is not used for personal advantage.

7.	I share knowledge and maintain skills important and relevant to my professional position.

8.	I proactively promote ethical behavior in my accounting staff and throughout my company as a responsible partner among peers in my work environment and community.

9.	I achieve responsible use of and control over all assets and resources employed or entrusted to me.

10.	I have read and will comply with LSI's Code of Business Conduct.

___________________________________
(Printed Name)

___________________________________
(Signature)

___________________________________
(Title)

___________________________________
(Date)

Copies to:
James E. Galeese
Executive Vice President and Chief Financial Officer
LSI Industries Inc. Audit Committee
Personnel File